Exhibit 10.24

EXECUTION COPY

INVESTMENT AGREEMENT

dated as of May 10, 2013

by and between

AUTONAVI HOLDINGS LIMITED

and

ALI ET INVESTMENT HOLDING LIMITED

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF SECURITIES	4

3.	PURCHASER’S REPRESENTATIONS AND WARRANTIES	5

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

5.	AGREEMENTS OF THE PARTIES	18

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL	20

7.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE	21

8.	TERMINATION	22

9.	MISCELLANEOUS	23

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT (this “Agreement”), dated as of May 10, 2013, by and between AutoNavi Holdings Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”), and Ali ET Investment Holding Limited, a limited liability company organized under the laws of the Cayman Islands (the “Purchaser”).

WHEREAS

A.                                    The Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, (i) an aggregate of 50,409,444 Series A Convertible Preferred Shares, par value US$0.0001 per share, of the Company (the “Series A Shares”),having the powers, preferences and rights, as specified in the Certificate of Designations in the form attached hereto as Exhibit A (the “Certificate of Designations”) which shares represent 19.99% of the outstanding Ordinary Shares of the Company (on an as-converted, fully-diluted basis) after giving effect to the issuance, and (ii) an aggregate of 28,019,256 Ordinary Shares of the Company (the “Purchaser Ordinary Shares”). Unless the context otherwise requires, the “Ordinary Shares” shall refer to the Company’s ordinary shares, par value US$0.0001 per share; and “Securities” shall refer to the Series A Shares and the Purchaser Ordinary Shares purchased herein.

B.                                    The Company and the Purchaser acknowledge that the issuance and sale of the Securities pursuant to this Agreement will be in reliance upon the exemption from securities registration under the United States (“U.S.”) Securities Act of 1933, as amended (the “1933 Act”) afforded by Regulation S (“Regulation S”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act.

C.                                    Concurrently with the execution and delivery of this Agreement, the Purchaser will, and will cause its affiliates to, enter into one or more business cooperation agreements with the Company and/or its direct or indirect Subsidiaries (as defined below) or affiliates (each, a “Group Company,” and collectively, the “Group”). This Agreement (including the Disclosure Letter), the Certificate of Designations, an Investor’s Rights Agreement in the form attached hereto as Exhibit C (the “Investor’s Rights Agreement”) and each of the other agreements entered into by the parties hereto or their respective affiliates in connection with the transactions contemplated by this Agreement are referred to collectively as the “Transaction Documents.”

NOW, THEREFORE, the Company and the Purchaser hereby agree as follows:

1.                                      DEFINITIONS

Each capitalized term used but not defined herein shall have the same meaning ascribed to it in the Certificate of Designations. The following capitalized terms shall have the following meanings for purposes of this Agreement:

“1933 Act” has the meaning set forth in Recital B;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“2007 Plan” has the meaning set forth in Section 4(c);

“2012 Plan” has the meaning set forth in Section 4(c);

“ADS” means American Depositary Share, each representing four Ordinary Shares of the Company;

“Affiliate” means an “affiliate” within the meaning of Rule 405 under the 1933 Act;

“Aggregate Purchase Price” has the meaning set forth in Section 2(b);

“Agreement” means this Investment Agreement;

“Board” means the Company’s Board of Directors;

“Certificate of Designations” has the meaning set forth in Recital A;

“Closing” has the meaning set forth in Section 2(a);

“Closing Date” has the meaning set forth in Section 2(c)(i);

“Company” has the meaning set forth in the preamble;

“Company Articles” means the Amended and Restated Memorandum and Articles of Association of the Company;

“Company Repurchases” has the meaning set forth in Section 5(e).

“Company Share Plans” has the meaning set forth in Section 4(c);

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, arrangement or understanding;

“Disclosure Letter” has the meaning set forth in Section 4;

“Distribution Compliance Period” has the meaning set forth in Section 3(d)(ii);

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Entity” means any supranational, national, provincial, state, municipal, local or other government, whether U.S., PRC or otherwise, any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self-regulatory agency (including any stock exchange);

“Group” has the meaning set forth in Recital C;

“Group Company” has the meaning set forth in Recital C;

“HKIAC” has the meaning set forth in Section 9(d);

“Indemnitees” has the meaning set forth in Section 9(b);

“Indemnified Liabilities” has the meaning set forth in Section 9(b);

“Intellectual Property” has the meaning set forth in Section 4(s);

“Investor’s Rights Agreement” has the meaning set forth in Recital C;

“Listed Intellectual Property” has the meaning set forth in Section 4(s)(iii);

“Lock-Up Period” has the meaning set forth in Section 5(c)(i);

“Material Adverse Effect” has the meaning set forth in Section 4(a);

“Material Contracts” has the meaning set forth in Section 4(o);

“Material Intellectual Property Contracts” has the meaning set forth in Section 4(s)(iv);

“NASDAQ” means The NASDAQ Stock Market;

“Ordinary Shares” has the meaning set forth in Recital A;

“Permits” has the meaning set forth in Section 4(q);

“Permitted Transferee” has the meaning set forth in Section 5(c)(i);

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof;

“PRC” means the People’s Republic of China;

“Public Documents” has the meaning set forth in Section 4(j);

“Purchaser” has the meaning set forth in the preamble;

“Purchaser Directors” has the meaning set forth in the Certificate of Designations;

“Purchaser Ordinary Shares” has the meaning set forth in the preamble;

“Regulation S” has the meaning set forth in Recital B;

“Returns” has the meaning set forth in Section 4(r);

“SEC” has the meaning set forth in Recital B;

“Securities” has the meaning set forth in Recital A;

“Series A Shares” has the meaning set forth in Recital A;

“Subsidiary” has the meaning set forth in Section 4(b);

“Tax” has the meaning set forth in Section 4(r);

“Transaction Documents” has the meaning set forth in Recital C;

“Transfer” has the meaning set forth in Section 5(c)(i);

“U.S.” or “United States” means the United States of America; and

“Voting Company Debt” has the meaning set forth in Section 4(c).

2.                                      PURCHASE AND SALE OF SECURITIES

(a)                            Purchase of Series A Shares. Subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company on the Closing Date (as defined in Section 2(c)(i) below), the Securities (the “Closing”).

(b)                            Purchase Price. The per share purchase price shall be US$3.75 for each Series A Share and for each Purchaser Ordinary Share, and the aggregate purchase price for the Securities (the “Aggregate Purchase Price”) shall be US$294,107,625.

(c)                             Closing.

(i)                       Date and Time. The Closing shall take place remotely via exchange of documents and signatures on such date as is specified by the Company and the Purchaser (the “Closing Date”), which date shall be no later than the second Business Day (as defined in the Certificate of Designations) after the satisfaction or waiver of the conditions to the Closing set forth in Sections 6 and 7 below, or at such other date and location as is mutually agreed in writing by the Company and the Purchaser.

(ii)                    Payment and Delivery. On or before the Closing Date:

(A)                          the Purchaser shall pay the Aggregate Purchase Price to the Company for the Securities to be issued and sold to the Purchaser at the Closing, by electronic bank transfer of immediately available funds to a bank account designated in writing by the Company at least five (5) Business Days prior to the Closing Date;

(B)                          the Company shall deliver to the Purchaser:

(1)                a certificate representing the Series A Shares, duly executed on behalf of the Company and registered in the name of the Purchaser;

(2)                a certificate representing the Purchaser Ordinary Shares, duly executed on behalf of the Company and registered in the name of the Purchaser;

(3)                a certified register of members of the Company, reflecting the Purchaser’s ownership of the Series A Shares and the Purchaser Ordinary Shares;

(4)                a certified register of directors of the Company reflecting the appointment of the Purchaser Directors to the Company’s Board pursuant to the Certificate of Designations;

(5)                a certificate, executed on behalf of the Company by an authorized officer of the Company and dated as of the Closing Date, having attached thereto: (i) a certified copy of the Company Articles in effect at the Closing, (ii) the Certificate of Designations, (iii) board resolutions of the Company approving the entering into and execution of this Agreement, the adoption of the Certificate of Designations, the issuance of the Series A Shares and the Purchaser Ordinary Shares, the entering into and execution of the other Transaction Documents and the consummation of all transactions contemplated herein and therein and the appointment of the Purchaser Directors pursuant to the Certificate of Designations, and (iv) a good standing certificate in respect of the Company from the Registrar of Companies in the Cayman Islands, dated a recent date before the Closing;

(6)                a certificate, executed on behalf of the Company by an authorized officer of the Company and dated as of the Closing Date, as to the satisfaction of the conditions precedent set forth in Section 7 hereof;

(7)                an indemnification agreement in respect of both Purchaser Directors, dated the Closing Date, duly executed on behalf of the Company, in the same form as currently used by other directors of the Company;

(8)                copy of a letter provided by the Company’s Cayman counsel to NASDAQ regarding the Company’s election to follow home country practices in form and substance reasonably acceptable to the Purchaser;

(9)                an opinion of Travers Thorp Alberga, Cayman Islands counsel to the Company, in the form attached hereto as Exhibit D; and

(10)         an opinion of Jun He Law Offices, PRC counsel to the Company, in the form attached hereto as Exhibit E.

3.                                      PURCHASER’S REPRESENTATIONS AND WARRANTIES.

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a)                     Organization. Each of the Purchaser and any relevant Affiliate that is a party to the Transaction Documents is a company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(b)                     Authorization; Enforcement; Validity. Each of the Purchaser and/or its Affiliate(s) (as the case may be) has the requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated by and in compliance with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each other Transaction Document have been duly executed and delivered by the Purchaser and/or its Affiliate(s) (as the case may be) and constitute the legal, valid and binding obligations of the Purchaser and/or its Affiliate(s) (as the case may be), enforceable against the Purchaser and/or its Affiliate(s) (as the case may be) in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)                      No Conflicts. The execution, delivery and performance by the Purchaser and/or its Affiliate(s) (as the case may be) of this Agreement and the other Transaction Documents and the consummation by the Purchaser and/or its Affiliate(s) (as the case may be) of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational or constitutional documents of the Purchaser and/or its Affiliate(s) (as the case may be), or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state, and any other applicable, securities laws) applicable to the Purchaser and/or its Affiliate(s) (as the case may be), except in the case of clause (ii) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(d)                     Regulation S.

(i)                       The Purchaser represents that (A) it is domiciled and has its principal place of business outside the U.S., (B) it is not a “U.S. person” as defined under Rule 902 of Regulation S and is not acquiring the Securities for the account or benefit of any U.S. person, (C) at the time of offering to the Purchaser and communication of the Purchaser’s order to purchase the Securities and at the time of the Purchaser’s execution of this Agreement, the Purchaser was located outside the U.S., and (D) at the time of the Closing the Purchaser, or persons acting on the Purchaser’s behalf in connection therewith, will be located outside the U.S.

(ii)                    The Purchaser has been advised and acknowledges that: (A) the Securities issued pursuant to this Agreement have not been, and when issued, will not be registered under the 1933 Act or the securities laws of any state of the U.S., (B) in issuing and selling the Securities to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S of the 1933 Act, and (C) it is a condition to the availability of the Regulation S safe harbor that the Securities not be offered or sold in the U.S. or to a U.S. person until the expiration of a period of 40 days after the Closing Date (the “Distribution Compliance Period”).

(iii)                 The Purchaser acknowledges and covenants that until the expiration of the Distribution Compliance Period: (A) it and its agents or representatives have not and will not solicit offers to buy, offer for sale or sell any of the Securities or any beneficial interest therein in the U.S. or to or for the account of a U.S. person, and (B) notwithstanding the foregoing, prior to the expiration of the Distribution Compliance Period, the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either, (X) the offer or sale is within the U.S. or to or for the account of a U.S. person and pursuant to an effective registration statement, Rule 144 promulgated under the 1933 Act or an exemption from the registration requirements of the 1933 Act, or (Y) the offer and sale is outside the U.S. and to a person who is not a U.S. person. The foregoing restrictions are binding upon subsequent transferees of the Securities, except for transferees pursuant to an effective registration statement. The Purchaser agrees that after the Distribution Compliance Period, the Securities may be offered or sold within the U.S. or to or for the account of a U.S. person only in accordance with this Agreement and pursuant to applicable securities laws.

(iv)                The Purchaser is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the 1933 Act).

(e)                      No Public Sale or Distribution. Subject to the potential transfer to a Permitted Transferee (as defined in Section 5(d)(i)), the Purchaser is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. The Purchaser is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(f)                       Legends. The Purchaser understands that the Securities and the registry of shares of the Company shall bear, in addition to any other legends required under applicable laws, the following legends:

“THESE SECURITIES ARE BEING OFFERED TO PURCHASER WHO IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS AND RESTRICTIONS, INCLUDING RESTRICTIONS ON TRANSFER, AS SET FORTH IN AN INVESTMENT AGREEMENT AND A SHAREHOLDERS’ AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES AND THE ISSUER.”

(g) Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Purchaser.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except as set forth in the disclosure letter delivered by the Company to the Purchaser dated as of the date hereof (the “Disclosure Letter”) or in its Public Documents (as defined in Section 4(j) below) (excluding disclosures of non-specific risks faced by the Group included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are similarly predictive or forward-looking in nature; provided, however that (i) any historical facts related to the Group and (ii) any specific exposure or effect faced by the Group emanating from specifically disclosed facts contained within any such disclosure shall be deemed disclosed for purposes of the representations and warranties set forth in this Section 4):

(a)         Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Group, taken as a whole, or (ii) the authority or ability of the Company and/or its Subsidiaries to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (i) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any other Transaction Document, (B) any effect that results from changes affecting any of the industries in which the Company operates generally or the economy generally, (C) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (B) and (C) do not substantially disproportionately affect the Company in any material respect relative to other similarly situated participants in the industry in which they operate, (D) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (E) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (E) are not exceptions to a Material Adverse Effect, or (F) any change in the Company’s stock price or trading volume, in and of itself, primarily resulting from any of the effects or changes described in the foregoing clauses (A) to (E).

(b)         Subsidiaries. Each entity (including any variable interest entity) that is a direct or indirect subsidiary (whether wholly or partially owned) or controlled Affiliate of the Company (individually, a “Subsidiary”) has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

(c)          Capitalization. The authorized capital stock of the Company consists of 500,000,000 Ordinary Shares. As of the close of business on the date of this Agreement, (i) 198,055,163 Ordinary Shares are issued and outstanding (including (x) 448,012 Ordinary Shares that have been issued to the Company’s depositary and reserved for future grants under the Company Share Plans (as defined below), and (y) 10,146,588 Ordinary Shares underlying the 2,536,647 ADSs that have been repurchased from the open market and held under the Company’s brokerage account), (ii) 7,592,973 Ordinary Shares were reserved and available for issuance pursuant to the Company’s Share Incentive Plan (the “2012 Plan”), and (iii) 0 Ordinary Shares were reserved and available for issuance pursuant to the Company’s 2007 Share Incentive Plan (as amended on December 16, 2011 and further amended and terminated on September 1, 2012, the “2007 Plan”, and collectively with the 2012 Plan, the “Company Share Plans”). As of the close of business on the date of this Agreement, options to purchase 7,682,172 Ordinary Shares and 6,621,128 restricted shares have been granted and outstanding under the Company Share Plans. Except as set forth above, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding and no securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or equity interests in the Company were issued or outstanding. Since the date of this Agreement to the Closing date, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company, other than issuances of Ordinary Shares under the Company Share Plans upon the vesting of restricted shares or pursuant to options or restricted share units (as each such term is defined in the Company Share Plans) and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of the Ordinary Shares, other than issuances pursuant to the Company Share Plans in accordance with their terms. All outstanding Ordinary Shares are, and all such shares that may be issued prior to the date hereof will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Ordinary Shares may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above in this Section 4(c), as of the date of this Agreement, there are no options, warrants, rights (including without limitation any shareholder rights plan or “poison pill”), convertible or exchangeable securities, stock-based performance units, Contracts (as defined below) or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which the Company is bound (1) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or any Voting Company Debt, (2) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such option, warrant, right, security, unit or Contract (as defined below) or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of the Ordinary Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Share Plans or a share repurchase program of the Company that complies with Rule 10b-18 and Rule 10b5-1 under the 1934 Act.

Schedule 4(c) of the Disclosure Letter sets forth the particulars of each Subsidiary. All of the issued equity securities of each non-PRC Subsidiary are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of applicable laws. The registered capital of each PRC Subsidiary was timely and fully contributed, has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified public accountant evidencing such verification has been registered with the relevant Governmental Entity (as defined below), and such registered capital is free and clear of any encumbrance.

(d)         Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to issue the Securities in accordance with the terms hereof and thereof. The issuance of the Securities is within the scope of the general mandate granted to the Board by the Company Articles to issue the Securities and establish and define the rights thereof in accordance with the Certificate of Designations without approval of the existing shareholders of the Company and the Company agrees to take all actions necessary to give effect to the provisions of the Certificate of Designations. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, the issuance of the Securities, has been duly authorized by the Board and no further filing, consent or authorization (including any shareholder approval) is required by the Board or otherwise, except for any required filing regarding the issuance or listing of additional securities with NASDAQ. This Agreement and each other Transaction Document have been duly executed and delivered by the Company and/or its Subsidiary(ies) (as the case may be), and constitute the legal, valid and binding obligations of the Company and/or such Subsidiary (as the case may be), enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(e)          No Conflicts. The execution, delivery and performance by the Company and/or its Subsidiaries (as the case may be) of the Transaction Documents and the consummation by the Company and/or its Subsidiaries (as the case may be) of the transactions contemplated hereby and thereby (including, the issuance of the Securities) will not (i) result in a violation of the Company Articles or the organizational or constitutional documents of its Subsidiaries (as the case may be), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any Subsidiary is a party, or (iii) subject to the terms of this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and the rules and regulations of NASDAQ applicable to the Company or by which any property or asset of the Company or any Subsidiary is bound or affected), except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)           Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, none of the Company or any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, (i) any Governmental Entity in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or (ii) any third party pursuant to any agreement, indenture or instrument to which the Company or any Subsidiary is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for any required filing or notifications regarding the issuance or listing of additional securities with NASDAQ. The Company has no knowledge of any facts or circumstances that might prevent the Company from obtaining or effecting any of the filings or notifications described in the preceding sentence. The Company is not in violation of the listing requirements of NASDAQ and has no knowledge of any facts that would reasonably lead to delisting or suspension of its ADSs from NASDAQ in the foreseeable future. As used herein, “knowledge” shall mean actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company after due inquiry of the Company’s employees, consultants, and regular outside advisors, including without limitation Deloitte Touche Tohmatsu, Skadden, Arps, Slate, Meagher & Flom, Jun He Law Offices and Travers Thorp Alberga.

(g)          Issuance of Securities. The Securities are duly authorized, a sufficient number of Ordinary Shares have been authorized for issuance upon conversion of the Series A Shares, and, in each case, when issued and paid for in accordance with the terms hereof, shall be validly issued and non-assessable and free from all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and the Securities shall be fully paid with the holders being entitled to all rights accorded to a holder of the Series A Shares or Ordinary Shares, as appropriate. Assuming the accuracy of the representations and warranties set forth in Section 3(d) of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(h)         No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the 1933 Act) in connection with the offer or sale of the Securities.

(i)             No Integrated Offering. None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause the offering of Securities hereunder to require approval of shareholders of the Company for purposes of any applicable shareholder approval provisions, including, under the rules and regulations of NASDAQ. None of the Company, any of its Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

(j)            Public Documents. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the 1933 Act or the 1934 Act or with NASDAQ and has timely issued all announcements required to be issued by NASDAQ (all of the foregoing filed or announced and all other documents filed with the SEC prior to the date of this Agreement and all exhibits included therein and financial statements, notes and schedules thereto and documents and incorporated by reference therein being hereinafter referred to as the “Public Documents”). As of their respective filing or issuance dates, the Public Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and the rules and regulations of NASDAQ, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or issued, contained any untrue statement of a fact or omitted to state a fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC or its staff.

(k)         Financial Statements. As of their respective dates, the financial statements of the Company included in the Public Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The consolidated financial statements (including any related notes thereto) included or incorporated by reference in the Public Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods specified therein, other than as corrected or clarified in a subsequent Public Document. Such financial statements were prepared in material conformity with GAAP applied on a consistent basis (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements).

(l)             No Undisclosed Liabilities. Since December 31, 2012, the Company and its Subsidiaries do not have any liabilities or obligations required under GAAP to be set forth on a consolidated balance sheet (accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations reflected on, reserved against, or disclosed in the Company’s balance sheet as of December 31, 2012 (excluding those discharged or paid in full prior to the date of this Agreement) (ii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) liabilities incurred since December 31, 2012 in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act) that have not been so described in the Public Documents nor any obligations to enter into any such arrangements.

(m)     Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the 1934 Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting for the fiscal year ended December 31, 2012 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2012. To the knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(n)         No Material Adverse Effect. Since December 31, 2012, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(o)         Contracts. Except as set forth in the Public Documents or the Disclosure Letter, neither the Company nor any of its Subsidiaries is party or subject to, or bound by:

(i)                  any Contract that would be required to be filed or furnished by the Company pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)               any agreement, contract or commitment that the Company reasonably believes calls for prospective fixed and/or contingent payments to the Company or any of its Subsidiaries of more than US$1,000,000 in the aggregate under each such agreement, contract or commitment;

(iii)            any contract, lease or agreement involving payments in excess of US$1,000,000 in the aggregate under each such contract, lease or agreement;

(iv)           any contract, including any distribution agreements, containing covenants directly or explicitly limiting in any material respect the freedom of the Company and its Subsidiaries as a whole to compete in any line of business or with any Person or to offer any of its products or services;

(v)              any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in respect of an aggregate amount of US$100,000 or more;

(vi)           any employment contracts, severance or other agreements with officers or directors, or any employment contracts, severance or other agreements that contain special compensation or golden parachute payment with employees, stockholders or consultants, of the Company or any of its Subsidiaries or Persons related to or affiliated with such Persons;

(vii)        Stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company or any of its Subsidiaries, including, without limitation, any agreement with any shareholder of the Company or any of its Subsidiaries which includes, without limitation, anti-dilution rights, voting arrangements or operating covenants;

(viii)     any pension, profit sharing, retirement, stock option or stock ownership plans;

(ix)           any royalty or dividend arrangement that involves the payment by the Company of more than $1,000,000 annually based on the revenues or profits of the Company or any of its Subsidiaries or based on the revenues or profits derived from any material contract;

(x)              any material acquisition, merger, asset purchase or other similar agreement;

(xi)           any sales agreement with any key customer of the Company (as mutually determined by the Purchaser and the Company);

(xii)        any agreement under which the Company or any of its Subsidiaries has granted any Person registration rights for securities; or

(xiii)     any agreement or series of agreements or contractual arrangements pursuant to which the Company controls any Affiliate (including any variable interest entity).

The Disclosure Letter contains a listing or description of all agreements, contracts or instruments, including all amendments thereto, to which the Company or its Subsidiaries are bound which meet the criteria set forth in this Section (such agreements, contracts or instruments, each a “Material Contract” and collectively the “Material Contracts”). Copies of the Material Contracts have been filed with the SEC or otherwise made available to Purchaser. To the best of the Company’s knowledge and belief, neither the Company nor any of its Subsidiaries has entered into any oral contracts which, if written, would qualify as a Material Contract. Each of the Material Contracts is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately after the Closing. Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Company’s knowledge, no other Person has violated or breached, or committed any default under any Material Contract, except for violations, breaches or defaults which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. To the best of the Company’s knowledge and belief, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract, except, in each case, as would not have, or reasonably be expected to have, a Material Adverse Effect. It being understood and agreed that, solely when used in the phrase “to the best of the Company’s knowledge and belief,” the term “knowledge” refers to actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company without due inquiry.

(p)         Litigation. There are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents or which could reasonably be expected, to have, individually or in the aggregate, a Material Adverse Effect.

(q)         Compliance with Applicable Laws. The Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable PRC, U.S. and other national, federal, provincial, state and other laws, regulations (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and PRC anti-bribery law) and applicable stock exchange requirements, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Entity that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r)            Tax Status. The Company and each of its Subsidiaries (i) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Entity responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such Returns, except those being contested in good faith, not finally determined, and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Returns apply. Neither the Company nor any of its Subsidiaries has received notice regarding unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction and the Company is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes are currently being audited or examined. Neither the Company nor any of its Subsidiaries has received notice of any such audit or examination.

(s)           Intellectual Property.

(i)                       For the purpose of this Section 4(s), “Intellectual Property” shall mean any and all rights in all of the following: (A) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (B) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (C) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (D) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (E) database rights; (F) rights in Internet Web sites, domain names and applications and registrations pertaining thereto; (G) books and records pertaining to the foregoing; and (I) claims or causes of action arising out of past, present or future infringement or misappropriation of the foregoing.

(ii)                    The Group owns or possesses adequate rights or licenses to use all Intellectual Property necessary to the conduct of their respective businesses as now conducted, and to the knowledge of the Company, such Intellectual Property represents all material intellectual property rights necessary to the conduct of their business as now conducted. There are no infringements or other violations of any Intellectual Property owned by the Company or any Group Company by any third party, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Group as currently conducted does not infringe or otherwise violate any proprietary right or Intellectual Property of any third party, except for such infringements and other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary: (i) alleging any such infringement or other violation of any third party’s proprietary rights; or (ii) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity or enforceability of any material Intellectual Property owned by the Group, excluding any office action or other form of preliminary or final refusal of registration in the ordinary course of business.

(iii)                 A complete and current list of material issued patents and applications thereof anywhere in the world that are owned by the Company or a Subsidiary (collectively, “Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction as to each has been previously disclosed to the Purchaser, all Listed Intellectual Property is owned by the Company or a Group Company, free and clear of security interests or liens of any nature, all Listed Intellectual Property is subsisting and, to the Company’ knowledge, is valid and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. To the Company’s knowledge, no material Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, excluding any office action or other form of preliminary or final refusal of registration in the ordinary course of business. The consummation of the transactions contemplated under the Transaction Documents will not alter or impair any Intellectual Property that is owned by or used pursuant to a license by the Company or a Group Company.

(iv)                Except as would not be material to the Group taken as whole, a complete list of all material agreements relating to Intellectual Property to which the Company or a Subsidiary is a party, subject or bound (the “Material Intellectual Property Contracts”) has been previously disclosed. Each Material Intellectual Property Contract: (i) is valid and binding on the Company or Group Company, as the case may be, and, to the knowledge of the Company, is in full force and effect subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, (ii) upon consummation of the transactions contemplated hereby shall continue in full force and effect without penalty or other adverse consequence resulting from the transaction contemplated hereby, and (iii) neither the Company or a Group Company, nor, to the knowledge of the Company, a counterparty thereto, is in breach or default of any material contractual obligation under any of the Material Intellectual Property Contracts, except for violations, breaches or defaults which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.

(v)                   The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their trade secrets and, to the knowledge of the Company, there has been no unauthorized disclosure of any material data or information which, but for any such unauthorized disclosure, the Company would consider to be a trade secret owned by the Company or any of its Subsidiaries.

(vi)                Each employee in research and development function who in the regular course of his employment may create programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship have signed an assignment or similar agreement with or otherwise have a binding legal obligation to the Company or the Subsidiary confirming the Company’s or the Subsidiary’s ownership or, in the alternate, transferring and assigning to the Company or the Subsidiary all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein. To the knowledge of the Company, no employee of any Group Company is in material violation of any term of any patent or invention disclosure agreement or any patent or invention disclosure provisions in any employment agreement or other contract or agreement.

(vii)             To the knowledge of the Company, the use of open source or public library software, including any version of any software licensed pursuant to any GNU or other public license, in the Company’s or any of its Subsidiary’s software, if any, as currently used does not materially adversely impact the Company’s or any of its Subsidiary’s ownership or use of, or the validity or enforceability or confidentiality of any material Intellectual Property (including rights in source code) owned or purported to be owned by the Company or any of its Subsidiaries.

(t)            The Company controls its variable interest entities, AutoNavi Software Co., Ltd. and Beijing MapABC Technology Co., Ltd., through a series of contractual arrangements, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements.

(u)         Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(v)         Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Company or any Group Company.

5.                                      AGREEMENTS OF THE PARTIES.

(a)         Further Assurances. Each of the Purchaser and the Company shall use all commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, except as required by applicable law or with the prior written consent of the other party, neither party will take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to (i) result in any of the representations and warranties set forth in Section 3 or 4 on the part of the party taking or failing to take such action being or becoming untrue in any respect, (ii) result in any conditions set forth in Sections 6 and 7 not to be satisfied, or (iii) result in any material violation of any provision of this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

(b)         Expenses. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

(c)          Lock-up.

(i)             The Purchaser shall not directly or indirectly sell, transfer, pledge, encumber, assign, loan, or otherwise dispose of (any of the foregoing, a “Transfer”) any portion or interest of the Securities purchased hereunder or the Ordinary Shares issuable upon conversion of Series A Shares, without the prior written consent of the Company for a period of one year from the Closing Date (the “Lock-Up Period”), other than (A) to any Affiliate of the Purchaser, (B) pursuant to a tender or exchange offer recommended by the Board, (C) pursuant to a merger, consolidation, business combination or similar extraordinary transaction of the Company, (D) any bona fide pledge arrangements entered into in connection with a secured lending transaction with a bank or financial institution that regularly engages in secured lending transactions as a lender, (E) to the Company or (F) pursuant to any other transaction approved by the Board (any transferee under items (A) through (F), a “Permitted Transferee”). Any purported sell, transfer, pledge, encumber, assign, loan, or disposal of the Securities in violation of the foregoing sentence without prior written consent of the Company shall be null and void.

(ii)          From and after the end of the Lock-up Period, the Series A Shares may be Transferred without restrictions (subject to Section 5(d)(iii) below); provided, however, that upon Transfer by the Purchaser to any third party that is not an Affiliate of the Purchaser, the Series A Shares so Transferred shall automatically be converted into Ordinary Shares based on the then-applicable Conversion Price (as defined in the Certificate of Designations).

(iii)       The Purchaser shall not Transfer the Series A Shares, the Ordinary Shares issuable upon the conversion of the Series A Shares or the Purchaser Ordinary Shares to any Person that is a Competitor of the Company (as defined in the Shareholders’ Agreement) without the prior written consent of the Company in its sole discretion, except, in the case of the ADSs, in a genuine open market sale where the identity of the purchaser of the ADSs is not known to, and cannot reasonably be determined by, the Purchaser or its agent effecting such sale.

(iv)      The restrictions set forth in this Section 5(c) shall terminate in connection with a Change of Control (as defined in the Certificate of Designations).

(d)         Public Disclosure. Without limiting any other provision of this Agreement, the Company and Purchaser, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

(e)          Repurchase Restrictions. Other than (i) in connection with the repurchase of unvested shares at cost following termination of a Company employee, advisor or consultant; and/or (ii) as specifically agreed in writing between the Purchaser and the Company, the Company shall not repurchase or redeem any outstanding equity securities of the Company, whether in a privately negotiated transaction, open market purchase, issuer self tender offer, accelerated share repurchase program or otherwise (collectively, “Company Repurchases”); provided that the Company may effect Company Repurchases at such prices and on such terms as the Company may determine from time to time for up to an aggregate of 2,500,000 ADSs without the prior written consent of the Purchaser.

(f)           Compliance. The Company shall, and shall cause each Group Company to, comply in material respect with all applicable statutes, rules, regulations, ordinances, codes, orders, decrees, policies, protocols, and judicial, administrative or ministerial judgments, interpretation, notices or other requirements imposed by all relevant Governmental Entities in respect of the operation of its and their business as currently conducted and contemplated to be conducted, including without limitation, maintenance and compliance of all Permits required in connection with such businesses and shall use commercially reasonable efforts to ensure that its employees and agents to comply with all Permits.

(g)          Exclusivity. During the period from the date of this Agreement and continuing until the earliest of the termination of this Agreement pursuant to Section 8(a) hereof or the Closing, the Company agrees not to initiate, solicit, encourage or engage in any discussion or negotiation of any type with, provide any information to, accept and proposal from, or enter into any letter of intent, purchase contract or any other similar agreement, or consummate any transaction, with any Persons or entities other than the Purchaser with respect to any equity or convertible debt instrument or other securities convertible into voting securities of any Group Company or with respect to any Specified Transaction (as defined in the Certificate of Designations).

(h)         Furnishing of Information. As long as the Purchaser owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as the Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(i)             Listing of Securities. The Company shall take all action reasonably necessary to continue the listing and trading of its ADS on NASDAQ and shall comply with the Company’s reporting, filing and other obligations under the rules of NASDAQ.

(j)            Reservation of Shares. The Company shall maintain a reserve from its duly authorized shares, sufficient Ordinary Shares to comply with its obligations to issue the shares upon the conversion of the Series A Shares.

(k)         Business Plan and Budget. The Company shall deliver to Purchaser the Group’s annual business plan and budget for fiscal year 2013 at least ten (10) Business Days prior to the Closing.

(l)             Financial Statement Information. At any time that Purchaser’s ownership exceeds 20% of the Company’s outstanding equity capital, then not later than sixty (60) days following each interim fiscal quarter, the Company will provide to the Purchaser copies of its financial statements (which shall be unaudited for each fiscal quarter) and access to relevant books and records of the Company Group and the Company’s management for purposes of preparation of a reconciliation to IFRS from US GAAP of material items of the quarterly consolidated financial statements of the Company, as well as reasonable assistance to Purchaser in connection with preparation of such reconciliation. The financial statements will include the balance sheet, income statement, shareholders’ equity and cash flow statements, each prepared in accordance with U.S. GAAP and Regulation S-X, promulgated under the 1934 Act.

6.                                      CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Securities to the Purchaser at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing Date, of each of the following conditions:

(a)         Execution of Transaction Documents. The Purchaser (and its Affiliates) shall have duly executed and delivered to the Company each of the Transaction Documents to which it is a party and other relevant documents reasonably requested by the Company.

(b)         Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(c)          Representations and Warranties; Covenants. The representations and warranties of the Purchaser shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Purchaser in this Agreement under Sections 3(a) and 3(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date); and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

7.                                      CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE.

The obligation of the Purchaser hereunder to purchase the Securities at the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing Date, of each of the following conditions:

(a)         Execution of Transaction Documents and Other Documents. The Company (and its Affiliates) shall have duly executed and delivered to the Purchaser each of the Transaction Documents to which it is a party and other relevant documents reasonably requested by the Purchaser.

(b)         Representations and Warranties; Covenants. The representations and warranties of the Company (and its Affiliates) contained in the Transaction Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date); provided that each representation or warranty made by any Group Company in this Agreement under Sections 4(a), (b), (c), (d), (g) and (v) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Company (and its Affiliates) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company (and its Affiliates) at or prior to the Closing Date (including providing all deliverables required pursuant to Section 2(c)(ii)(B) hereof).

(c)          Certificate of Designations. The Certificate of Designations shall have been duly adopted by the Board (which adoption shall have become effective as of the Closing with no alteration or amendment as of the Closing).

(d)         No Stop Order. No stop order suspending the qualification or exemption from qualification of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.

(e)          No Action. No proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any court, arbitrator, governmental body, agency or official.

(f)           Size of the Board. The Company shall have procured that the size of the Board (including the Purchaser Directors) be no more than nine (9) members as of the Closing.

(g)          No Material Adverse Effect. From and after the date hereof, no event shall have occurred that would be reasonably likely to result in a Material Adverse Effect on the Group as a whole.

8.                                      TERMINATION.

(a)         Subject to Section 8(b) below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)             by mutual agreement of the Company and the Purchaser;

(ii)          by the Company or the Purchaser if any legislative body, court, administrative agency or commission or other governmental authority, instrumentality, agency or commission shall have enacted, issued, promulgated, enforced or entered any law or governmental regulation or order which has the effect of prohibiting the sale and issuance of the Securities; and

(iii)       by the Purchaser if there has been a material breach of any representation or warranty by any Group Company under any Transaction Document or any material breach of any covenant or agreement by any Group Company under any Transaction Document that is not cured within 10 Business Days of its occurrence; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8(a)(iii) if the Purchaser shall have materially breached or failed to perform any of its representation or warrant or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 6.

(iv)      by the Company if there has been a material breach of any representation or warranty by Purchaser or its Affiliate under any Transaction Document or any material breach of any covenant or agreement by the Purchaser or its Affiliate under any Transaction Document that is not cured within 10 Business Days of its occurrence; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8(a)(iv) if the Company shall have materially breached or failed to perform any of its representation or warrant or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 7.

(b)         In the event of termination of this Agreement as provided in Section 8(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto and, as applicable, the officers, directors and shareholders of each party; provided that the provisions of Sections 4, 5(d), 8 and 9 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 8.

9.                                      MISCELLANEOUS.

(a)         Survival. Other than the representations and warranties set forth in Sections 4(a), 4(b), 4(c), 4(d), 4(g) and 4(v), which shall survive the Closing indefinitely, and the representations and warranties set forth in 4(r), which shall survive the Closing until the expiration of the applicable statute of limitation, the representations and warranties of the parties set forth in Section 3 and 4 of this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period that is the later of (i) 18 months after the Closing, or (ii) 20 Business Days following the filing with the SEC of the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, except as waived or released by the party entitled to enforce such representations and warranties. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

(b)         Indemnification. In consideration of Purchaser’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and its shareholders, partners, members, officers, directors, employees, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by any Group Company in this Agreement and the Investor’s Right Agreement, (ii) any breach of any covenant, agreement or obligation of any Group Company contained in this Agreement and the Investor’s Right Agreement, (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (excluding for these purposes any derivative actions brought on behalf of the Company) arising out of or as a result of any breach of any representation or warranty made by any Group Company or any breach of any covenant, agreement or obligation of any Group Company under the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(c)          Limitation to the Group’s Liability. Notwithstanding anything to the contrary in this Agreement:

(i)             the Group shall have no liability to the Indemnitees under Section 9(b)(i) with respect to any representations and warranties under this Agreement above unless the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees thereunder exceeds US$1,000,000, in which case the Group shall be liable for all Indemnified Liabilities pursuant to Section 9(b)(i); provided that, the limitation to the Group’s liabilities under this Section 9(c)(i) shall not apply to any misrepresentation or breach of any representation or warranty made by any Group Company under Sections 4(a), 4(b), 4(c), 4(d), 4(g), 4(r) and 4(v) hereof; and

(ii)          the maximum aggregate liabilities of the Group in respect of Indemnified Liabilities pursuant to Section 9(b)(i) with respect to any representations and warranties under this Agreement shall be subject to a cap equal to the Aggregate Purchase Price; provided that, the cap under this Section 9(c)(ii) shall not apply to any misrepresentation or breach of any representation or warranty made by any Group Company under Sections 4(a), 4(b), 4(c), 4(d), 4(g), 4(r) and 4(v) hereof.

(iii)       Notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 9(c) shall be the sole and exclusive remedy of any of the Indemnitees for any claims against the Group arising out of or resulting from the Transaction Documents and the transactions contemplated hereby; provided that the Indemnitee shall also be entitled to specifically enforce the terms and provisions of the Transaction Documents in any court of competent jurisdiction pursuant to Section 9(o) hereof.

(d)         Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 9(c). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within 30 days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within 30 days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the party receiving the request. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(e)          Remedies and Waivers. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (i) affect that right, power or remedy; or (ii) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise or any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

(f)           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(g)          Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(h)         Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(i)             Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “$” mean the lawful currency of the U.S. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(j)            Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto), together with the other Transaction Documents constitute the entire agreement, and supersede all other prior oral or written agreements between the Purchaser, the Company, their Affiliates and Persons acting on their behalf with respect to the subject matter hereof and thereof. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(k)         Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one (1) Business Day after deposit with an internationally recognized overnight courier service, or (iv) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

AutoNavi Holdings Limited
Address:	16/F, Section A, Focus Square
No. 6, Futong East Avenue, Wangjing
Chaoyang District, Beijing 100102
the People’s Republic of China
Telephone:	86 10 8410-7000
Email:	catherine.zhang@autonavi.com
Facsimile:	86 10 8410-7777
Attention:	Ms. Catherine Qin Zhang

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom
Address:	42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Telephone:	(852) 3740-4700
Email:	Julie.gao@skadden.com
Attention:	Z. Julie Gao, Esq.

If to the Purchaser:

Ali ET Investment Holding Limited
Address:	26/F, Tower One, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Telephone:	(852) 2215 5100
Email:	joe@hk.alibaba-inc.com / tim.steinert@hk.alibaba-inc.com
Facsimile:	(852) 2215 5200
Attention:	Mr. Joseph Tsai / Mr. Tim Steinert

with a copy (for informational purposes only) to:

Sheppard Mullin Richter & Hampton LLP
Address:	26th Floor, Wheelock Square
1717 Nanjing Road West
Jing An District
Shanghai 200040, China
Telephone:	+8621 2321 6000
Email:	dwilliams@sheppardmullin.com /
jmercer@sheppardmullin.com
Facsimile:	+8621 2321 6001
Attention:	Don Williams, Esq. / Jamie Mercer, Esq.

(l)             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

(m)     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(n)         Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Company’s Ordinary Shares or Series A Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares or Series A Shares, as applicable, referred to in this Agreement shall be adjusted to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

(o)         Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to the Transaction Documents shall be entitled to injunction to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions of the Transaction Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Company have caused its respective signature page to this Investment Agreement to be duly executed as of the date first written above.

AUTONAVI HOLDINGS LIMITED

By:	/s/ Congwu Cheng
Name:	Congwu Cheng
Title:	Chief Executive Officer

Signature Page to Investment Agreement

IN WITNESS WHEREOF, the Purchaser and the Company have caused their respective signature page to this Investment Agreement to be duly executed as of the date first written above.

PURCHASER:	ALI ET INVESTMENT HOLDING LIMITED

	By:	/s/ Joseph C. Tsai
Name: Joseph C. Tsai
Title: Authorized Signatory

Signature Page to Investment Agreement